EXHIBIT 99.2

SMTC Q3 16 Earnings Call

Sushil

•	Thank you Amanda
•	Welcome and good evening Ladies and Gentlemen. I am Sushil Dhiman, SMTC’s President and Chief Executive Officer. On this call with me today is Roger Dunfield, SMTC’s Chief Financial Officer and Greg Gaba, Vice President of Finance.
•	Before we begin the call, I’d like to remind everybody that the presentation includes statements about expected future events and financial results that are forward looking in nature and subject to risks and uncertainties. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the company’s control and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s Annual Report on Form 10K; on Form 10Q and subsequent reports on Form 8K and other filings with the Securities and Exchange Commission.

•	Although our goal of sequential revenue growth was not realized, we saw improvements in gross margin and EBITDA compared to Q2 16 despite relatively flat revenue. Additionally, we continued to reduce net debt resulting in an all-time low balance as a result of ongoing working capital efficiencies.
•	Our strategy to add new customers in higher margin market sectors is beginning to pay dividends. Specifically, for Q3 16, our medical sector revenue was $8.2 million or 19.2% of the total revenue compared to $3.1 million or 5.7% in the prior year. The increase in our medical sector revenue is also represented by the manufacturing of an FDA registered device, a coveted achievement in servicing medical customers.
•	I would like to remind you of the sector focused strategy I previously communicated. To achieve that goal we made significant investments in 2015 by obtaining ISO 13485 certifications at our manufacturing sites which is a key requirement to build medical products. During Q3 16 we ramped production for one of our new medical customers and also added two new customers in our NPI tech center. Overall, we added four new customers in Q3 16.

•	Our late stage new customer sales funnel also grew during the quarter and we expect to close several new customers over the next few months.
•	The NPI tech center continues to generate positive momentum with quarter over quarter growth that we expect to continue for the balance of 2016 and into 2017. Our San Jose site is now supporting in excess of 23 new customers in the NPI tech center. These customers’ products are in early stages of their product development and are expected to result in future production revenue. We are currently in the process of moving our San Jose operations to a new facility in Fremont California to support future growth.
•	During the quarter we also added headcount in our China operation to support higher labor content business for a new customer.
•	I will now hand over the call to Roger to review the financial details

Roger

•	Thanks Sushil
•	Revenue for the third quarter was $42.7 million, with a net loss of $19 thousand, or essentially break-even, and adjusted EBITDA of $1.3 million compared to revenue in the third quarter of 2015 of $53.4 million, a net loss of $1.3 million and adjusted EBITDA of $1.0M.

•	Gross profit for the third quarter was $3.6 million or 8.5% compared to $3.1 million or 5.8% in the third quarter of 2015. Adjusted gross profit, which excludes the effects of the unrealized portion of foreign exchange gains or losses on unsettled derivative financial instruments, was $3.6 million or 8.5% compared to $3.9 million or 7.3% in the third quarter of the prior year. The improvement in gross profit in the third quarter of 2016 was the result of improved product mix, manufacturing efficiencies and reduced labor costs partially offset by the impact of covering our fixed costs with lower revenues.
•	Cash flow from operations was $5.1 million for the third quarter of 2016 compared to $4.8 million in the third quarter of the prior year. We continue to strengthen our balance sheet as we manage working capital and pay down debt. Improvements in the collection of accounts receivable and the velocity of inventory turns have reduced overall cash cycle days to 44 in the third quarter of 2016 compared to 50 days in the same quarter a year ago. Our net debt of $6.0 million at the end the quarter is less than half of the $12.8 million at the end of the third quarter of 2015. At this point we are well positioned to support the growth of our new and existing customers.

•	I will now hand the call back to Sushil to provide some closing remarks.

Sushil

•	Thanks Roger
•	In summary, we continue to focus on adding higher margin customers with stable products and more predictable product demand. This strategy will reduce customer revenue volatility and increase our mix of products with longer life cycles.
•	We plan to add more talent especially in engineering to help enable more business in the Medical, Industrial and Defense sectors.
•	Our long term goal is to grow revenue, continue to expand margins on a consistent basis and increase EBITDA while maintaining our working capital efficiency. I believe that with the continued increase of the right customer mix in the higher margin market sectors, we are poised to deliver on that strategy.
•	Once again, I want to thank our customers for their trust in SMTC, thank our shareholders for their continued investment in our company, and thank our employees across the globe for their hard work and dedication. We will now open the lines for questions.

Closing:

•	Thank you all for joining the call and your continued support of our Company. We expect our next earnings call to take place in the middle of March 2017. We look forward to speaking to you then. Thank you.